Exhibit 10.14
Dated 20 March 2015
ULTRA ONE SHIPPING LTD
 as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
HSH NORDBANK AG
as Agent, Mandated Lead Arranger, Swap Bank
and Security Trustee
LOAN AGREEMENT
relating to a senior secured post-delivery term
loan facility of up to US$19,000,000
to provide finance secured on
 Sellers' Hull No. DY160

WATSON FARLEY
&
WILLIAMS

Index
Clause		Page

1	Interpretation	1
2	Facility	16
3	Position of the Lenders and Swap Bank	16
4	Drawdown	17
5	Interest	18
6	Interest Periods	20
7	Default Interest	21
8	Repayment and Prepayment	22
9	Conditions Precedent	24
10	Representations and Warranties	25
11	General Undertakings	29
12	Corporate Undertakings	34
13	Insurance	35
14	Ship Covenants	41
15	Security Cover	46
16	Payments and Calculations	47
17	Application of Receipts	49
18	Application of Earnings; Swap Payments	50
19	Events of Default	52
20	Fees and Expenses	57
21	Indemnities	58
22	No Set-Off or Tax Deduction	61
23	Illegality, etc.	62
24	Increased Costs	63
25	Set-Off	65
26	Transfers and Changes in Lending Offices	65
27	Variations and Waivers	70
28	Notices	71
29	Supplemental	73
30	Law and Jurisdiction	74
Schedule 1 Lenders and Commitments		76
Schedule 2 Drawdown Notice		77
Schedule 3 Condition Precedent Documents		78
Schedule 4 Mandatory Cost Formula		81
Schedule 5 Designation Notice		83
Schedule 6 Transfer Certificate		84
Schedule 7 Power of Attorney		88
Schedule 8 Form of Compliance Certificate		89
Execution Pages		90

THIS AGREEMENT is made on 20 March 2015
BETWEEN
(1)	ULTRA ONE SHIPPING LTD, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia as Borrower;
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Agent;
(4)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Mandated Lead Arranger;
(5)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, as Security Trustee; and
(6)	HSH NORDBANK AG acting through its office at Martensdamm 6, D-24103 Kiel, Germany, as Swap Bank.

BACKGROUND
(A)	The Lenders have agreed to make available to the Borrower a senior secured post-delivery term loan facility in one advance in an amount up to the lesser of (i) $19,000,000 and (H) 62.5 per cent. of the Initial Market Value of the Ship for the purpose of part financing the Contract Price of the Ship.
(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rate fluctuations.
(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account" means each of the Earnings Account, the Liquidity Account, the Swap Account and the Retention Account and, in the plural, means all of them;
"Account Pledge" means, in relation to each Account, a pledge agreement creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;
"Additional Minimum Liquidity" has the meaning given in Clause 11.19;
"Advance" means the principal amount of the borrowing by the Borrower under this Agreement in respect of the Ship or, as the context may require, the principal amount outstanding under such Advance under this Agreement;
"Affected Lender" has the meaning given in Clause 5.7;

"Agency and Trust Agreement" means the agency and trust agreement executed or to be executed between the Borrower and the Creditor Parties in the Agreed Form;
"Agent" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;
"Applicable Lender" has the meaning given in Clause 5.2;
"Approved Auditor" means any auditors acceptable to the Lenders;
"Approved Broker" means Arrow, Barry Rogliano Sales, Clarksons, Howe Robinson, SSY Valuation Services, Maersk Brokers, RS Platou Shipbrokers and Fearnleys (or such subsidiary or other company in the same corporate group through which valuations are commonly issued) and, in the plural, means all of them;
"Approved Flag" means, in relation to the Ship, the Liberian flag or such other flag as the Agent may approve as the flag on which the Ship is or, as the case may be, shall be registered;
"Approved Flag State" means, in relation to the Ship, the Republic of Liberia or any other country in which the Agent may approve that the Ship is or, as the case may be, shall be registered;
"Approved Manager" means, in respect of the Ship, Eurobulk Ltd or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and/or technical manager of the Ship;
"Approved Manager's Undertaking" means, in relation to the Ship, a letter of undertaking including (inter alia) an assignment of the Approved Manager's rights, title and interest in the Insurances executed or to be executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as manager and subordinating its rights against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;
"Assignable Charter" means, in relation to the Ship, any time charterparty, consecutive voyage charter or contract of affreightment in respect of the Ship having a duration (or capable of exceeding a duration) of 12 months or more and any guarantee of the obligations of the charterer under such charter or any bareboat charter in respect of the Ship and any guarantee of the obligations of the charterer under such bareboat charter, entered or to be entered into by the Borrower and a charterer or, as the context may require, bareboat charterer and, in the plural, means all of them;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	30 April 2016 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower); or
(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Instalment" has the meaning given in Clause 8.1;
"Basel III" means, together:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
"Borrower" means Ultra One Shipping Ltd, a corporation incorporated in the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia;
"Break Costs" has the meaning given in Clause 21.2;
"Builder" means Yangzhou Dayang Shipbuilding Co. Ltd., a corporation organised and existing under the laws of the People's Republic of China;
"Building Contract" means the building contract entered into between the Builder and Sumec Marine Co Ltd a corporation organised and existing under the laws of the People's Republic of China ("Sumec") (Sumec and the Builder collectively the "Sellers") and the Borrower for the construction by the Sellers and delivery to the Borrower of the Ship;
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Piraeus and Hamburg and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and, in respect of a day on which payment is required to be made to the Sellers or any of them, also in the People's Republic of China;
"Cancellation Notice" has the meaning given in Clause 8.6;
"Charterparty Assignment" means, in relation to the Ship, an assignment of the rights of the Borrower under any Assignable Charter relative thereto executed or to be executed by the Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Compliance Certificate" means a certificate in the form set out in Schedule 8 (or in any other form which the Agent approves or reasonably requires) to be provided at the times and in the manner set out in Clause 11.20;
"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Contract Price" means the aggregate amount payable by the Borrower to the Sellers pursuant to the Building Contract;
"Construction Cost" means the Contract Price, any extras payable to the Sellers, the supervision cost and the buyers' supplies payable by the Borrowers for the construction of the Ship.
"Contractual Currency" has the meaning given in Clause 21.6;
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Corporate Guarantee" means a corporate guarantee of the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents to which the Borrower is a party, in the Agreed Form;
"Corporate Guarantor" means Euroseas Ltd, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;
"Cost of Funding" means, in relation to a Lender, the rate per annum determined by that Lender to be the rate at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at that Lender's request at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period and for a period equal to that Interest Period and for delivery on the first Business Day of it, or, if that Lender uses other ways than the London Interbank Market to fund deposits in Dollars, such rate as determined by that Lender to be the Lender's cost of funding deposits in Dollars for that Interest Period;
"Creditor Party" means the Agent, the Security Trustee, the Mandated Lead Arranger, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;
"Delivery Date" means the date of delivery of the Ship from the Sellers to the Borrower in accordance with the Building Contract.
"Designated Transaction" means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;
(b)	its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Final Repayment Date; and
(c)	it is designated by the Swap Bank, by delivery by the Swap Bank to the Borrower and the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in respect of the Advance, the date requested by the Borrower for the Advance to be borrowed, or (as the context requires) the date on which the Advance is actually borrowed;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means, in relation to the Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b);
(i);	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and
(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
"Earnings Account" means, in relation to the Ship, an account in the name of the Borrower with the Agent in Hamburg designated "Ultra One Shipping Ltd - Earnings Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which replaces such account and is designated by the Agent as the Earnings Account for the purposes of this Agreement in accordance with the Agent's instructions in writing;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means in this context a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means, in relation to the Ship:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Event of Default" means any of the events or circumstances described in Clause 19.1;
"Final Repayment Date" means the date falling on the earlier of (i) the fourth annual anniversary of the Drawdown Date and (ii) 30 April 2020;
"Finance Documents" means together:
(a)	this Agreement;
(b)	the Master Agreement;
(c)	the Master Agreement Assignment;
(d)	the Corporate Guarantee;
(e)	the Agency and Trust Agreement;
(f)	the General Assignment;
(g)	the Mortgage;
(h)	the Account Pledges;
(i)	any Charterparty Assignments;
(j)	the Approved Manager's Undertaking; and
(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor, the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;
"Financial Indebtedness" means, in relation to a person (the "debtor"), any actual or contingent liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any interest or currency swap, exchange or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or
(g)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
"Financial Year" means, in relation to each of the Borrower, the Corporate Guarantor and the Group, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;
"GAAP" means generally accepted accounting principles in the USA;
"General Assignment" means, in relation to the Ship, a general assignment of (inter alia) the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;
"Group" means together, the Borrower, the Corporate Guarantor and all subsidiaries direct or indirect) of the Corporate Guarantor from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"IACS" means the International Association of Classification Societies;
"Initial Market Value" means, in relation to the Ship, the Market Value thereof calculated in accordance with the valuations relative thereto referred to in paragraph 4 of Schedule 3, Part B;
"Instalment" has the meaning given in Clause 8.1;
"Insurances" means, in relation to the Ship:
(a)	all policies and contracts of insurance and any reinsurance, policies or contracts, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and
(b)	all rights (including, without limitation, any and all rights or claims which the Borrower may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;
"Interest Period" means a period determined in accordance with Clause 6;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.15) or its transferee, successor or assign;
"LIBOR" means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Screen Rate; or
(b)	if no the Screen Rate is available, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank's request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
"Liquidity Account" means an account in the name of the Borrower with the Agent in Hamburg designated "Ultra One Shipping Ltd — Liquidity Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which replaces such account and is designated by the Agent as the Liquidity Account for the purposes of this Agreement in accordance with the Agent's instructions in writing;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"LSW 1189" means the London Standard Wording for marine insurances which incorporates the German Direct Mortgage Clause;
"Major Casualty" means, in relation to the Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;
"Majority Lenders" means:
(a)	before the Advance is made, Lenders whose Commitments total 66.7 per cent. of the Total Commitments; and
(b)	after the Advance is made, Lenders whose Contributions total 66.7 per cent. of the Loan;
"Mandated Lead Arranger" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor;
"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;
"Margin" means 3.00 per cent. per annum;

"Market Value" means, in relation to the Ship, the market value thereof determined in accordance with Clause 15.3;
"Master Agreement" means the master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) and the schedule collateral thereto in the Agreed Form made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;
"Master Agreement Assignment" means the assignment of the Master Agreement in the Agreed Form;
"Material Adverse Change" means any event or series of events which, in the opinion of the Majority Lenders, has or will have a Material Adverse Effect;
"Material Adverse Effect" means a material adverse effect on:
(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and/or the Guarantor taken as a whole;
(b)	the ability of the Borrower and/or the Guarantor to comply with or perform any of its obligations or discharge any of its liabilities, under any Finance Document as they fall due; or
(c)	the validity, legality or enforceability of any Finance Document;
"Maximum Advance Amount" means an amount up to the lesser of (i) $19,000,000 and (ii) 62.5 per cent. of the Initial Market Value of the Ship;
"Minimum Liquidity" has the meaning given in Clause 11.19;
"Mortgage" means, in relation to the Ship, the first preferred or, as the case may be, priority ship mortgage on the Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenants collateral thereto, each in the Agreed Form;
"Negotiation Period" has the meaning given in Clause 5.10;
"Notifying Lender" has the meaning given in Clause 21.2, 23.1 or Clause 24.1 as the context requires;
"Payment Currency" has the meaning given in Clause 21.6;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;
(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the construction, operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(e);
(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and
(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract of insurance or other document falling within above paragraphs;
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which that company is incorporated or formed;
(c)	a country in which that company has the centre of its main interests or which that company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of that company is subject to corporation tax, income tax or any similar tax;
(e)	a country in which assets of that company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which that company maintains a branch or permanent place of business, or in which a Security Interest created by that company must or should be registered in order to ensure its validity or priority; and
(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to that company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in above paragraphs (b) or (c);
"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or n connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph above (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Potential Event of Default" means an event or circumstance of the type described in Clause 19.1 which, with the giving of any notice or the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
"Prepayment Date" has the meaning given in Clause 15.2;
"Prepayment Notice" has the meaning given in Clause 8.5(b);
"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
"Reference Banks" means, subject to Clause 26.18, together, the Hamburg branch of HSH Nordbank AG, any other bank acceptable to the Agent (acting on the instructions of the Majority Lenders) and any of their respective successors;
"Relevant Person" has the meaning given in Clause 19.9;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Retention Account" means an account in the name of the Borrower with the Agent in Hamburg designated "Ultra One Shipping Ltd — Retention Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement in accordance with the Agent's instructions;
"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;
"Secured Liabilities" means all liabilities which the Borrower, the Corporate Guarantor, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which

B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party" means the Corporate Guarantor, each Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and
(d)	the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
"Security Trustee" means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Servicing Bank" means the Agent or the Security Trustee;
"Ship" means the ultramax bulk carrier of approximately 63,500 metric tons deadweight which is currently being constructed by the Sellers for the Borrower pursuant to the Building Contract, having Sellers' Hull No. DY160 and which is currently scheduled to be delivered to and purchased by the Borrower in the fourth quarter of 2015 or the first quarter of 2016 and registered in its name under an Approved Flag in accordance with the laws of the applicable Approved Flag State;
"Swap Account" means an account in the name of the Borrower with the Agent in Hamburg designated "Ultra One Shipping Ltd — Swap Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which replaces this account and is designated by the Agent as the Swap Account for the purposes of this Agreement in accordance with the Agent's instructions in writing;
"Swap Bank" means HSH Nordbank AG, acting in such capacity through its office at Martensdamm 6, D-24103 Kiel, Germany;
"Swap Exposure" means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

"Total Loss" means, in relation to the Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)	any expropriation, confiscation, requisition or compulsory acquisition of the Ship (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension), whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within 1 month from the date of such occurrence redelivered to the full control of the Borrower;
(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and
(d)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Borrower;
"Total Loss Date" means, in relation to the Ship:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent (acting reasonably) that the event constituting the total loss occurred;
"Transaction" has the meaning given in the Master Agreement;
"Transfer Certificate" has the meaning given in Clause 26.2; and
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement.
"Underlying Documents" means any Assignable Charters, the Building Contract and, in the singular, means any of them.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposesof Clause 13, approved in writing by the Agent at its discretion;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means, in relation to the Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"gross negligence" means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances" means, in relation to the Ship, all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any individual, any partnership, any company; any state, political subdivision of a state and local or municipal authority; and any international organisation;
"policy" in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London or by members of the International Group, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/82) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, intergovernmental or supranational body, agency (monetary or otherwise), department, central bank, regulatory, self-regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	On the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.
1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.
1.5	General Interpretation

In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clauses, sub-clauses and other headings in that and any other Finance Document shall be entirely disregarded.
2.	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured post-delivery term loan facility of up to the lesser of (a) $19,000,000 and (b) 62.5 per cent. of the Initial Market Value, in one Advance.
2.2	Lenders' participations in Advances
Subject to the other provisions of this Agreement, each Lender shall participate in the Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Advance
The Borrower undertakes with each Creditor Party to use the Advance only for the purpose stated in the preamble to this Agreement.
3.	POSITION OF THE LENDERS AND SWAP BANK
3.1	Interests several
The rights of the Lenders and of the Swap Bank under this Agreement and under the Master Agreement are several.
3.2	Individual right of action
Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under the Master Agreement without joining the Agent, the Security Trustee, any other Lender or the Swap Bank as additional parties in the proceedings.
3.3	Proceedings requiring Majority Lender consent
Except as provided in Clause 3.2, neither a Lender nor the Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or the Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several
The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under the Master Agreement shall not result in:
(a)	the obligations of the other Lenders or the Swap Bank being increased; nor
(b)	the Borrower, any Security Party, any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement;
and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.
4.	DRAWDOWN
4.1	Request for the Advance
Subject to the following conditions, the Borrower may request the Advance to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the Drawdown Date.
4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day during the Availability Period;
(b)	the amount of the Advance shall be applied in paying the Construction Cost;
(c)	the Advance shall not exceed the relevant Maximum Advance Amount;
(d)	any undrawn portion of the Total Commitments in respect of the Advance to occur, upon the determination of the Initial Market Value, shall be automatically cancelled as at the Drawdown Date; and
(e)	the amount of the Advance shall not exceed the Total Commitments.
4.3	Notification to Lenders of receipt of the Drawdown Notice
The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance to which the Drawdown Notice relates and the Drawdown Date;
(b)	the amount of that Lender's participation in the Advance; and
(c)	the duration of the first Interest Period in respect of the Advance.
4.4	Drawdown Notice irrevocable
The Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.
4.6	Disbursement of Advance
Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:
(a)	to the account which the Borrower specifies in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party
The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
5.	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Advance in respect of each Interest Period relative to the Advance shall be paid by the Borrower on the last day of that Interest Period.
5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Advance in respect of an Interest Period relative to the Advance shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.
5.3	Payment of accrued interest
In the case of an Interest Period of longer than 3 months (subject to the prior agreement of the Agent in accordance with Clause 6.2(b)), accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.
5.5	Obligation of Reference Banks to quote
A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.18.

5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.
5.7	Market disruption
The following provisions of this Clause 5 apply if:
(a)	no rate is quoted on the Screen Rate and 2 or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotation to the Agent in order to fix LIBOR; or
(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or
(c)	at least 3 Business Days before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market or otherwise in order to fund its Contribution (or any part of it) during the Interest Period.
5.8	Notification of market disruption
The Agent shall promptly notify in writing the Borrower and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.
5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 is served before the Advance is made:
(a)	In a case falling within Clause 5.7(a) or 5.7(b), the Lender's obligation to advance the Advance; and
(b)	In a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Advance, shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Negotiation of alternative rate of interest
If the Agent's notice under Clause 5.8 is served after the Advance is borrowed, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.
5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
5.12	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the Cost of Funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.
5.13	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than five (5) Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.
5.14	Prepayment; termination of Commitments
A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may requite) the Commitment of the Affected Lender shall be canceled; and
(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).
5.15	Application of prepayment
The provisions of Clause 8 shall apply in relation to the prepayment.
5.16	Interest rate hedging
Signature of the Master Agreement does not commit the Borrower or the Swap Bank to conclude Designated Transactions, or even the Swap Bank to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Borrower and the Swap Bank are both willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time.
6.	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period applicable to the Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period in respect of the Advance shall be:

(a)	3 months; or
(b)	such other period (as notified by the Borrower to the Agent not later than 11:00 a.m. (Hamburg time) 3 Business Days before the commencement of the Interest Period in respect of the Advance) as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower; or
(c)	3 months, if the Borrower fails to notify the Agent of another period by the time specified in paragraph (a) or no such other period is agreed between the Borrower and the Agent in accordance with paragraph (a).
6.3	Duration of Interest Periods for Instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in respect of the Advance to which that Repayment Date relates shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.
7.	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.50 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);
(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.
7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3 of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest and Compensation) of the Master Agreement shall apply.
8.	REPAYMENT AND PREPAYMENT
8.1	Amount of Instalments
The Borrower shall repay the Loan by 16 equal consecutive quarterly instalments, each in the amount of $280,000 (each an "Instalment" and, together, the "Instalments") and a balloon instalment in the amount of $14,520,000 (the "Balloon Instalment") Provided that if the amount advanced is less than $19,000,000, the aggregate amount of the Instalments and the Balloon Instalment shall be reduced by an amount equal to the undrawn amount on a pro rata basis.
8.2	Repayment Dates
The first Instalment in respect of the Advance shall be repaid on the date falling 3 months after the Drawdown Date, each subsequent Instalment shall be repaid at three-monthly intervals thereafter and the last Instalment in respect of the Advance, shall be repaid together with the Balloon Instalment, on the Final Repayment Date.
8.3	Final Repayment Date
On the Final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be $500,000 or a higher integral multiple thereof (or such other amount acceptable to the Agent acting on the instructions of the Majority Lenders);
(b)	the Agent has received from the Borrower at least 5 Business Days' prior irrevocable written notice (each, a "Prepayment Notice") specifying the amount to be prepaid and the date on which the prepayment is to be made;
(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with;
(d)	the Borrower is in compliance with Clauses 8.10, 8.13 and 8.14 on or prior to the date of prepayment.
8.6	Optional facility cancellation
The Borrower shall be entitled, upon giving to the Agent not less than 5 Business Days' prior written notice (the "Cancellation Notice"), which notice shall be irrevocable, to cancel, in whole or in part, and, if in part, by an amount not less than $500,000 or a higher multiple thereof (or such other amount acceptable to the Agent acting on the instructions of the Majority Lenders), the undrawn balance of the Total Commitments. Upon such cancellation taking effect on expiry of a Cancellation Notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such Cancellation Notice relates shall terminate.
8.7                  Cancellation Notice or Prepayment Notice
The Agent shall notify the Lenders promptly upon receiving a Cancellation Notice or Prepayment Notice, and shall provide, in the case of a Prepayment Notice, any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).
8.8	Mandatory prepayment
The Borrower shall be obliged to prepay the Loan in full if the Ship:
(a)	is sold on or before the date on which the sale is completed by delivery of the Ship to the buyer; and

(b)	becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
8.9	Effect of Prepayment Notice and Cancellation Notice
Neither a Prepayment Notice nor a Cancellation Notice may be withdrawn or amended without the written consent of the Agent, given with the authorisation of the Majority Lenders, and:
(a)	in the case of a Prepayment Notice, the amount specified in that Prepayment Notice shall become due and payable by the Borrower on the date for prepayment specified in that Prepayment Notice; and
(b)	in the case of a Cancellation Notice, the amount cancelled shall be permanently cancelled and may not be borrowed.
8.10	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.2) but without premium or penalty.
8.11	Application of partial prepayment or cancellation
Each partial prepayment if made pursuant to Clauses 5.13, 8.4, 8.6, 8.14, 15.2, 19.2, 23.3 or 24.5, shall be applied pro rata against the Instalments which are at the time being outstanding and the Balloon Instalment.
8.12	No reborrowing
No amount prepaid or cancelled may be reborrowed.
8.13	Unwinding of Designated Transactions
If required by the Swap Bank, on or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 and any repayment or prepayment under this Clause 8.
8.14	Prepayment of Swap Benefit
If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment may, in the sole discretion of the Swap Bank, instead be applied in prepayment of the Loan in accordance with the provisions of Clause 8.11(a) and irrevocably authorises the Swap Bank to pay such amount to the Agent for such purpose.
9.	CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to the Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Agent receives:
(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers; and
(ii)	payment in full of the structuring fee payable pursuant to Clause 20.1(a);
(b)	that, on the Drawdown Date but prior to the advance of the Loan, the Agent receives;
(i)	the documents or evidence described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
(ii)	payment of any commitment fee payable pursuant to Clause 20.1(b); and
(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the Drawdown Date;
(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;
(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(iv)	there has been no Material Adverse Change; and
(d)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by written notice to the Borrower prior to the Drawdown Date.
9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit the Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 7 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).
10.	REPRESENTATIONS AND WARRANTIES
10.1	General
The Borrower represents and warrants to each Creditor Party as follows.
10.2	Status
The Borrower is duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia.

10.3	Share capital and ownership
The Borrower has an authorised share capital of $5 divided into 500 registered and/or bearer shares of $0.01 each, all of which shares have been issued in registered form fully paid, and the legal title and ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.
10.4	Corporate power
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Underlying Documents to which it is a party and to register the Ship in its name under an Approved Flag;
(b)	to execute the Finance Documents to which the Borrower is a party; and
(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.
10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests
The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
10.8	No conflicts
The execution by the Borrower and each Security Party of each Finance Document and each Underlying Document to which it is a party, and the borrowing by the Borrower of the Loan (or any part thereof), and its compliance with each Finance Document and each Underlying Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation of any Pertinent Jurisdiction; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets, and will not have a Material Adverse Effect.
10.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.10	No default
No Event of Default or Potential Event of Default has occurred.
10.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited and financial statements which have been so provided satisfied the requirements of Clause 11.7 and are true, correct and not misleading and present fairly and accurately the financial position of the Borrower, the Corporate Guarantor or the Group (as the case may be); and there has been no change in the financial position or state of affairs of the Borrower, the Corporate Guarantor or the Group (or any member thereof) from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.
10.12	No litigation
No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which would, in either case, have a Material Adverse Effect.
10.13	Validity and completeness of Underlying Documents
Each Underlying Document constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:
(a)	each of the copies of that Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy; and
(b)	no amendments or additions to that Underlying Document have been agreed nor has any party which is the party to that Underlying Document, waived any of their respective rights thereunder.
10.14	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 10.18, 11.2, 11.4, 11.9, 11.13, 13, 14.3 and 14.10.
10.15	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Sellers or a third party in connection with the purchase by the Borrower of its Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.
10.16	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.
10.17	ISM Code and ISPS Code compliance
On or before the Delivery Date, all requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Corporate Guarantor, the Approved Manager and the Ship have been complied with.
10.18	No Money laundering
The Borrower:
(a)
will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws.  The Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

(b)
confirms that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the Loan made or to be made available to it under this Agreement. That is to say, it acts for its own account and not for or on behalf of anyone else.

The Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.
The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.18.
10.19	No immunity
Neither the Borrower nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).
10.20	Choice of law
The choice of the laws of England to govern the Loan Agreement and those other Finance Documents which are expressed to be governed by the laws of England, the laws of Germany to govern the Account Pledges and the laws of the applicable Approved Flag State to govern the Mortgages (other than any applicable deed of covenant which shall be governed by English law), constitutes a valid choice of law and the submission by the Borrower or, as the case may be, the relevant Security Parties thereunder to the nonexclusive jurisdiction of the Courts of England and, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State is a valid submission and does not contravene the laws of the Approved Flag State or the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State and will be applied by the Courts of The Marshall Islands if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgages, the applicable Approved Flag State.
10.21	Pari passu ranking
The obligations of each Security Party under the Finance Documents to which it is a party are direct, general and unconditional obligations and rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.
10.22	Best Commercial Interests
It is in the best commercial interests of the Security Parties to enter into the Finance Documents to which they are a party.
10.23	Repetition
The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrower:
(a)	on the date of service of the Drawdown Notice;
(b)	on the Drawdown Date; and
(c)	with the exception of Clauses 10.9, 10.10, 10.11 and 10.12, on the first day of each Interest Period and on the date of any Compliance Certificate issued pursuant to Clause 11.20, as if made with reference to the facts and circumstances existing on each such day.
11.	GENERAL UNDERTAKINGS
11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
11.2	Title; negative pledge and pari passu ranking
The Borrower will:
(a)	hold the legal title to, and own the entire legal interest in the Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and
(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower's rights against the Swap Bank under the Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement).
11.3	No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) and (b) do not apply to any charter of the Ship.
11.4	No other liabilities or obligations to be incurred
The Borrower will not incur any liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee) except:
(a)	liabilities and obligations under the Finance Documents and the Underlying Documents to which it is or, as the case may be, will be a party; and
(b)	liabilities or obligations reasonably incurred in the normal course of its business of constructing, trading, operating and chartering, maintaining and repairing the Ship (including, without limitation, any shareholder loan subject to the Borrower ensuring on or prior to the date of the first advance of that loan, that the rights of the shareholder which is the provider of the loan are fully subordinated in writing upon such terms and conditions as shall be required by the Agent (acting on the instructions of the Majority Lenders) to the rights of the Creditor Parties under the Finance Documents but excluding any investments, any sale or lease back agreements and any off-balance-sheet obligations).
11.5	Information provided to be accurate
All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true, correct and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrower will send or procure that there are sent to the Agent:
(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower and the Corporate Guarantor, the unaudited individual management accounts of the Borrower and the consolidated audited annual financial statements of the Group for that Financial Year (commencing with the unaudited management accounts or the audited financial statements (as the case may be) for the Financial Year which ended on 31 December 2015 in respect of the Borrower and on 31 December 2014 in respect of the Corporate Guarantor); and
(b)	as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year of the Borrower or, as the case may be, the Corporate Guarantor, the semi-annual individual unaudited management accounts in respect of the Borrower or, in the case of the Corporate Guarantor, the semiannual consolidated unaudited financial statements of the Group, in each case, for that 6-month period (commencing with the management accounts for the 6-month period ending on 30 June 2016 in respect of the Borrower and the financial statements for the period ending on 30 June 2015 in respect of the Corporate Guarantor), duly certified as to their correctness by the chief financial officer of the Corporate Guarantor; and
(c)	promptly after each written request by the Agent, such further financial, business or other operational information in respect of the Borrower, the Ship, the Corporate Guarantor, the

other Security Parties and the Group (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, shipbuilding contracts and charter agreements) as may be requested by the Agent.
11.7	Form of financial statements
All accounts delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP and, in the case of any audited financial statements, be certified by an Approved Auditor;
(b)	fairly represent the financial condition of the Borrower or the Group (as the case may be) at the date of those accounts and of their profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Borrower or the Group (as the case may be).
11.8	Shareholder and creditor notices
The Borrower will send the Agent, at the same time as they are despatched, copies of all communications related to any Finance Documents or to any events set out in Clause 19.1(f)(g) or (h), which are despatched to the Borrower's shareholders or creditors or any class of them.
11.9	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, any consents required:
(a)	for the Borrower to perform its obligations under any Finance Document or any Underlying Document to which it is a party;
(b)	for the validity or enforceability of any Finance Document or any Underlying Document to which it is a party;
(c)	for the Borrower to continue to own and operate the Ship,
and the Borrower will comply with the terms of all such consents.
11.10                  Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
11.11	Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the Ship, the Earnings or the Insurances in respect of the Ship, any Security Party or the Approved Manager, as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that such legal or administrative action cannot be considered material in the context of any Finance Document, and the Borrower shall procure that reasonable measures are taken for the defence in any such legal or administrative action.
11.12	No amendment to Underlying Documents
The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, the Underlying Documents (other than in respect of any Assignable Charter) to which it is a party or any of its provisions without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) which consent and instructions will not be unreasonably withheld.
11.13	Principal place of business
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United States of America or the United Kingdom.
11.14	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Advance has not been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.14 does not affect the Borrower's obligations under Clause 11.15.
11.15	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up-to-date with all developments.
11.16	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial business or other operational information relating:
(a)	to the Borrower, the Ship, the Earnings or the Insurances; or
(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Agent, the Security Trustee or any Lender or any Swap Bank at any time.
11.17	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.
11.18	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
11.19	Minimum Liquidity and Additional Minimum Liquidity
The Borrower shall maintain in the Liquidity Account credit balances in an aggregate amount of not less than:
(a)	$600,000 ("Minimum Liquidity") commencing from the Drawdown Date and at all times thereafter until the irrevocable and unconditional payment of any and all Secured Liabilities; and
(b)	in addition to the amount required under paragraph (a) of this Clause, an additional amount of $280,000 ("Additional Minimum Liquidity") commencing from the Drawdown Date and at all times thereafter up to and including the Repayment Date of the 8th Instalment, at which time, the Additional Minimum Liquidity shall be released to or to the order of the Borrower upon its written request Provided that the 8th Instalment is paid by the Borrower and no Event of Default or Potential Event of Default has occurred or is continuing or will occur as a result of the release of the relevant Additional Minimum Liquidity amount.
11.20	Compliance Certificate
(a)	The Borrower shall supply to the Agent, together with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 11.6, a Compliance Certificate.

(b)	Each Compliance Certificate shall be duly signed by the chief financial officer of the Corporate Guarantor and two directors of the Borrower, evidencing (inter alia) the Borrower's compliance (or not, as the case may be) with the provisions of Clause 11.19 and Clause 15.1 and the Corporate Guarantor's compliance with the financial covenants set out in the Corporate Guarantee.
12.	CORPORATE UNDERTAKINGS
12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
12.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia.
12.3	Negative undertakings
The Borrower will not:
(a)	change the nature of its business or carry on any type of business other than the ownership, chartering and operation of the Ship; or
(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution; or
(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;
(d)	open or maintain any account with any bank or financial institution except the Accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;
(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than any Designated Transactions; or
(g)	enter into any form of amalgamation, merger or de-merger, acquisition, divesture, split-up or any form of reconstruction or reorganisation.

13.	INSURANCE
13.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances
On and following the Delivery Date, the Borrower shall keep the Ship insured at the expense of the Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value);
(c)	protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks) in each case in the highest amount available in the international insurance market); and
(d)	any other risks in respect of which insurance would be obtained by a prudent owner or operator of the Ship and which the Security Trustee (acting on the instructions of the Majority Lenders), having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time reasonably require by notice to the Borrower.
13.3	Terms of obligatory insurances
The Borrower shall effect such insurances in such amounts in such currency and upon such terms and conditions as shall from time to time be approved in writing by the Security Trustee in its reasonable discretion, but in any event as follows:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount equal to at least the higher of (i) an amount which is equal to 120 per cent. of the aggregate of (A) the Loan and (B) the principal amount secured by any equal or prior ranking Security Interest on the Ship and (ii) the Market Value of the Ship;
(c)	in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);
(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;
(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;
(f)	on approved terms and conditions;
(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to the Ship; and

(h)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations and have a Standard & Poor's rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Security Trustee (acting on the instructions of the Majority Lenders).
13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, the Borrower shall and shall use its best endeavours to procure that:
(a)	it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent;
(b)	whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;
(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;
(e)	the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(f)	the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;
(g)	the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party;
(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and
(i)	the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall only be effective against the Security Trustee 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances
The Borrower shall:
(a)	at least 14 days before the expiry of any obligatory insurance effected by it:
(i)	notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms and conditions of renewal; and
(ii)	seek the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking
The Borrower shall use its best endeavours to ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry; letters of undertaking
The Borrower shall use its best endeavours to ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in accordance with the requirements of such protections and idemnity association; and
(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority or, as the case may be, protection and indemnity associations in relation to the Ship (if applicable).
13.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Restrictions on employment
The Borrower shall not employ the Ship, nor shall permit it to be employed, outside the cover provided by any obligatory insurances without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.12	Compliance with terms of insurances
The Borrower shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:
(a)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(c)	make (and promptly supply copies to the Agent) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and
(d)	not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.13	Alteration to terms of insurances
The Borrower shall neither make nor agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.
13.14	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.
13.15	Provision of copies of communications
The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the Borrower and:
(a)	the approved brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.16	Provision of information and further undertakings
In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances, and the Borrower shall:
(i)	do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and
(ii)	promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to the Ship only with the Agent's prior written consent.

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).
13.17	Mortgagee's interest and additional perils insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:
(a)	a mortgagee's interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to 120 percent of the Loan) which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;
(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or
(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing; and
(b)	a mortgagee's interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and in an amount of up to 110 per cent. of the Loan, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
13.18	Review of insurance requirements
The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrower, the Ship and its Insurances (including, without limitation, changes in the availability of the cost of insurance coverage or the risks to which the Borrower may be subject) and the Borrower shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

13.19	Modification of insurance requirements
The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect 3 Business Days from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.
13.20	Compliance with mortgagee's instructions
The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.
14.	SHIP COVENANTS
14.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing.
14.2	Ship's name and registration
From the Delivery Date, the Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.
14.3	Repair and classification
From the Delivery Date, the Borrower shall, and shall procure that the Approved Manager shall, keep the Ship in a good and safe condition and state of repair, sea and cargo worthy in all respects:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain the highest class free of any overdue recommendations and conditions, with a classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) and acceptable to the Agent; and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 7 to act on behalf of the Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Agent or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry.
14.4	Classification society undertaking
The Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee) in relation to the Ship:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Ship at the offices of the classification society and to take copies of them;
(c)	to notify the Security Trustee immediately in writing if the classification society:
(i)	receives notification from the Borrower or any person that the Ship's classification society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower's or the Ship's membership of the classification society;
(c)	following receipt of a written request from the Security Trustee:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.
14.5	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
14.6	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the relevant Mortgage and, if applicable, the Deed of Covenant Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
14.7	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.
14.8	Inspection
The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (including, without limitation, in respect of the survey report required pursuant to Schedule 3, Part B, paragraph 12 in respect of which the Borrower shall assist in making all necessary arrangements with the Sellers), on reasonable notice and taking into account the Ship's schedule, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrower's expense (other than in respect of the survey report required pursuant to Schedule 3, paragraph 12 and for purposes of Clause 26, which shall be at the Agent's expense) and, in respect of the survey report, and if the inspector or surveyor appointed by the Security Trustee under this Clause is of the opinion that there are any technical, commercial or operational actions being undertaken or omitted to be undertaken by the Borrower or the Approved Managers which adversely affect the operation or value of the Ship, the Borrower shall forthwith (at their expense) on the Security Trustee's demand remedy such action or inaction and provide the Security Trustee with evidence that it has taken such remedial action.
14.9	Prevention of and release from arrest
The Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc.
The Borrower shall:
(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;
(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may reasonably require.
14.11	Provision of information
The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship;
(c)	any expenses incurred, or likely to be incurred, in connection with the construction, operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and
(e)	its compliance, either Approved Managers' compliance and the compliance of the Ship with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower's or that Approved Managers' Document of Compliance, Safety Management Certificate and the ISSC.
14.12	Notification of certain events
The Borrower shall immediately notify the Security Trustee by letter, of:
(a)	its entry into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings;
(b)	its entry into a demise charter in respect of the Ship for any period;
(c)	its entry into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(d)	any casualty which is or is likely to become a Major Casualty;
(e)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(f)	any requirement, condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with in accordance with its terms;
(g)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;
(h)	any intended dry docking of the Ship;
(i)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(j)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Managers or otherwise in connection with the Ship; or
(k)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Managers' or any other person's response to any of those events or matters.
14.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall not, in relation to the Ship:
(a)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(b)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(c)	appoint a manager of the Ship other than the Approved Managers or agree to any material alteration to the terms of the Approved Manager's appointment;
(d)	de-activate or lay up the Ship; or
(e)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $750,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.
14.14	Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board the Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.
14.15	Sharing of Earnings
Without Agent's prior written consent, the Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm's length under a charter party provided that it is not a part of any pool arrangement, in which case the Agent's prior written consent will be required (such consent not to be unreasonably withheld or delayed).
14.16	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.17	Charterparty Assignment
If the Borrower enters into an Assignable Charter, it shall, at the request of the Agent:
(a)	execute in favour of the Security Trustee a Charterparty Assignment (such Charterparty Assignment to be notified to the relevant charterer and any charter guarantor, and the Borrower shall use its best endeavours to obtain an acknowledgement from that relevant charterer and charter guarantor); and
(b)	without limiting the generality of the above, if that Assignable Charter is a bareboat charter, procure that the bareboat charterer shall execute in favour of the Security Trustee an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the bareboat charterer and a customary letter of undertaking in favour of the Security Trustee whereby (inter alia) the interests of the bareboat charterer under the bareboat charter are subordinated to the interests of the Security Trustee under the Finance Documents, each in the Agreed Form, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5,7 and 9 of Schedule 3, Part A as the Agent may require.

15.	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies in writing the Borrower that:
(a)	the Market Value of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15; plus, is below an amount equal to 125 per cent. of the Loan.
15.2	Provision of additional security; prepayment
If the Agent serves a written notice on the Borrower under Clause 15.1, the Borrower shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 14 Business Days after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 3 Business Day before the Prepayment Date the Borrower has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
15.3	Valuation of Ship
The Market Value of the Ship at any date is that shown by taking the arithmetic means of two valuations issued by 2 Approved Brokers, one of which is to be selected and appointed by the Agent and the other to be selected by the Borrower and appointed by the Agent (unless the Borrower do not elect to appoint an Approved Broker within 14 days after the Agent's request to receive a valuation of the Ship, in which case the Agent shall select and appoint a second Approved Broker), each valuation to be addressed to the Agent and prepared:
(a)	as at a date not more than 14 days previously;
(b)	with or without physical inspection of the Ship (as the Agent may require); and
(c)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,
Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 15.3 is greater than 15 per cent., a valuation shall be commissioned from a third Approved Broker appointed and selected by the Agent. Such valuation shall be prepared in accordance with this Clause 15.3 and the Market Value of the Ship in such circumstances shall be the average of all three valuations.
15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.
15.5	Valuations binding
Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower and the Lenders, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest, it being agreed however that in case of additional security in the form of cash in Dollars, the same will be valued on a Dollar for Dollar basis.
15.6	Provision of information
The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.
15.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.
15.8	Frequency of valuations
The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at such times as the Lender shall deem necessary and, in any event, not less than twice during each year of the Security Period.
16.	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);
(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank, New York (SWIFT Code CHASUS33) (Account No. 001-1-331 808 in favour of HSH Nordbank AG, Hamburg, SWIFT Code HSHNDEHH; Reference "Ultra One Shipping LTD") or to such other account with such other bank as the Agent may from time to time notify in writing to the Borrower and the other Creditor Parties; and
(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify in writing to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward and to the immediately preceeding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties Subject to Clauses 16.5, 16.6 and 16.7:
(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.
16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts (absent manifest error) shall be prima facie evidence that that amount is owing to that Creditor Party.
17.	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)	firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (H) and (Hi) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);
(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and
(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)	SECONDLY: if an Event of Default or Potential Event of Default has occurred, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by written notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and
(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by written notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18.	APPLICATION OF EARNINGS; SWAP PAYMENTS
18.1	Payment of Earnings and swap payments
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment to which it is a party):
(a)	it shall maintain the Accounts with the Agent;
(b)	all Earnings of the Ship are paid to the Earnings Account;
(c)	all Minimum Liquidity and Additional Minimum Liquidity amounts required pursuant to Clause 11.19 shall be maintained in the Liquidity Account; and
(d)	all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Swap Account and at least 1 day prior to any payment required to be made under a Designated Transaction, ensure that there are sufficient funds in the Swap Account in order to be able to effect such payment.
18.2	Monthly retentions
The Borrower undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period after the Drawdown Notice is served, on such dates as the Agent may from time to time specify, there is transferred in respect of the Advance to the Retention Account (in respect of sub- clauses (a) and (b)) out of the Earnings received in the Earnings Account during the preceding calendar month:
(a)	one-third of the amount of the relevant Instalment falling due in respect of the Advance under Clause 8.1 on the next Repayment Date; and
(b)	the relevant fraction of the aggregate amount of interest on the Advance which is payable on the next due date for payment of interest under this Agreement,

and the Borrower irrevocably authorises the Agent to make those transfers.
The "relevant fraction", in relation to paragraph (b), is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or if the current Interest Period in respect of the Advance ends after the next due date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period in respect of the Advance or the last due date for payment of interest to the next due date for payment of interest in respect of the Advance under this Agreement).
18.3	Shortfall in Earnings
If the aggregate Earnings received in the Earnings Account is insufficient at any time for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall immediately pay the amount of the insufficiency into the Retention Account.
18.4	Application of retentions
Until an Event of Default or a Potential Event of Default occurs and is continuing, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:
(i)	the Instalment due on that Repayment Date pursuant to Clause 8.1; or
(ii)	the amount of interest in respect of the Loan payable on that interest payment date, in discharge of the Borrower's liability for that Instalment or that interest.
18.5	Interest accrued on the Accounts
Any credit balance on each Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Account.
18.6	Release of accrued interest
Interest accruing under Clause 18.5 shall be credited to the relevant Account but shall not be released to the Borrower until the irrevocable and unconditional payment of any and all Secured Liabilities (other than in respect of the Earnings Account which shall be available to the Borrower subject to the terms and conditions of Clause 18.10).
18.7	Location of Accounts
The Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and
(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.
18.8	Debits for fees, expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clauses 20 or

21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 20 or 21.
18.9	Borrower's obligations unaffected
The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
18.10	Restriction on withdrawal
During the Security Period no sum may be withdrawn from the Liquidity Account, the Retention Account or the Swap Account (other than by the Agent for application in accordance with Clause 18.4), without the prior written consent of the Agent.
The Borrower may, in any calendar month, after having transferred all amounts due or which will become due to the Retention Account in such calendar month in accordance with Clause 18.2 above, withdraw any surplus (a "Surplus") from the Earnings Account as it may think fit Provided that no Event of Default or Potential Event of Default has occurred which is continuing, and following the occurrence of an Event Default or Potential Event of Default which is continuing, any Surplus shall remain on the Earnings Account and the Borrower may only withdraw the Surplus (or any part thereof) with the prior written consent of the Agent (acting upon the instructions of the Majority Lenders in order to satisfy the documented and properly incurred operating expenses of the Ship.
19.	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand (or within 3 Business Days of such due date or date of dem and if the failure to pay is due to to technical or administrative error) any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.19, 12.2, 12.3 or 15.2 or clause 11.14 of financial covenants the Corporate Guarantee; or
(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which is capable of remedy, and such default continues unremedied 15 Business Days after written notice from the Agent requesting action to remedy the same; or
(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or
(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated ; or
(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or
(ii)	any Financial Indebtedness of a Relevant Person exceeding in aggregate one million Dollars ($1,000,000) becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order; or
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or
(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or
(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or
(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or
(xi)	in any country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or
(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the option of the Majority Lenders, is material in the context of this Agreement;or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or
(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or any Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled in accordance with its terms; or

(k)	it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the direct ownership or control of any of the shares in the Borrower or in the voting rights attaching to any of those shares; or
(l)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invaild or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invaild or unenforceable or such a Security Interest proves to have ranked after, or loses its priorty to, another Security Interest or any other third party claim or interest which is not a Permitted Security Interest; or
(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(n)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or
(o)	any other adverse event or series of adverse events occur or any other circumstances arise or develop including, without limitation:
(i)	an adverse change in the financial position, state of affairs or prospects of the Borrower or the Corporate Guarantor or any other Security Party; or
(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person; or
(iii)	the threat or commencement of legal or administrative action involving the Borrower, the Ship, either of the Approved Manager or any Security Party; or
(iv)	the withdrawal of any material license or governmental or regulatory approval in respect of the Ship, the Borrower, an Approved Manager or the Borrower's or Approved Manager's business (unless such withdrawal can be contested with the effect of suspension and is in fact so contested in good faith by the Borrower or the Approved Manager), which constitutes a Material Adverse Change.
19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default which is continuing:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a written notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or
(ii)	serve on the Borrower a written notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments
On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.
19.7	Credit Party rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons

In this Clause 19, a "Relevant Person" means the Borrower, a Security Party, and any member of the Group.
19.10	Interpretation
In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.
19.11	Position of Swap Bank
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.
20.	FEES AND EXPENSES
20.1	Arrangement, structuring and commitment fees
The Borrower shall pay to the Agent:
(a)	(for the Agent's own account) on the signing date of this Agreement, a non-refundable structurng fee in the amount of $95,000 (representing 0.50 per cent. of the Total Commitments); and
(b)	a non-refundable commitment fee, at the rate of 0.90 per cent. per annum on the undrawn or uncancelled amount of the Loan, payable quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period from (and including) three months from 14 January 2015 (being the date falling 3 months after the Borrower's acceptance of the firm offer letter regarding the Loan) to the period ending on the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period (and on the last day of such period).
20.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
20.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all reasonable (other than in relation to any expenses under sub-clause (d)) expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to a Finance Document or any other Pertinent Document;
(b)	any consent, waiver or suspension of rights by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrower under or in connection with a Finance Document or any other Pertinent Document;
(c)	the valuation of any security provided or offered under and pursuant to Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned or the Swap Bank with a view to the preservation, protection, exercise or enforcement of any rights or Securty Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstandling indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
Provided that no Event of Default has occurred and is continuing, any external advisers other than legal advisers will be mandated by the Agent only after consultation with the Borrower, and the Borrower and the Agent will use their best endeavours to agree to external advisers as well as the arrangements mutually agreeable to both parties.
20.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
20.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (upon request from the Borrower, a reasonable breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be (absent manifest error) prima facie evidence that the amount, or aggregate amount, is due.
21.	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	the Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the Drawdown Notice has been served in accordance with the provisions of this Agreement;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, following demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7) including but not limited to any costs and expenses of enforcing any Security Interests created by the Finance Documents and any claims, liabilities and losses which may be brought against, or incurred by, a Creditor Party when enforcing any Security Interests created by the Finance Documents; and
(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (including without limitation any costs, expenses or liabilities incurred by a Creditor Party in relation to any insurances taken or arranged by that Creditor Party following the occurrence of an event of Default in relation to port risks, new liability insurance or any other type of insurance), and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Break Costs
If a Lender (the "Notifying Lender") notifies the Agent that as a consequence of receipt or recovery of all or any part of the Loan (a "Payment") on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:
(a)	the Agent shall promptly notify the Borrower of a notice it receives from a Notifying Lender under this Clause 21.2;
(b)	the Borrower shall, within 5 Business Days of the Agent's demand, pay to the Agent for the account of the Notifying Lender the amount of such Break Costs; and
(c)	the Notifying Lender shall, as soon as reasonably practicable, following a request by the Borrower, provide a certificate confirming the amount of the Notifying Lender's Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrower.
In this Clause 21.2, "Break Costs" means, in relation to a Payment the amount (if any) by which:
(i)	the interest which the Notifying Lender, should have received in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;
exceeds
(ii)	the amount which the Notifying Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank in the London Interbank Market for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.
21.3	Other breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including (without limitation) (i) a loss of a prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned and (ii) any applicable legal fees.
21.4	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;
(b)	investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default or Potential Event of Default;
(c)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised; or
(d)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.
21.5	Environmental Indemnity
Without prejudice to the generality of Clause 21.3, this Clause 21.4 covers any claims, demands, proceedings, liabilities, taxes, losses, liabilities or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code or the ISPS Code, any Environmental Law.
21.6	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a "Sum") has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making, filing or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or
(c)	enforcing any such order, judgment or award,
the Borrower shall as an independent obligation, within 3 Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.
In this Clause 21.6, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.
The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrower shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.
This Clause 21.6 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.7	Application to Master Agreement
For the avoidance of doubt, Clause 21.6 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.
21.8	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (with, upon request by the Borrower, a reasonable breakdown) the matters in respect of which the amount, or aggregate amount, is due shall (absent manifest error) be prima facie evidence that the amount, or aggregate amount, is due.
21.9	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22.	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, counter-claim, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes
If, at any time, the Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and
(c)	the Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

22.3	Indemnity and evidence of payment of taxes
The Borrower shall fully indemnify each Creditor Party on the Agent's demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrower to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2. Within 30 days after making any tax deduction, the Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
If the Borrower makes a Tax Payment and the relevant Creditor Party determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	that Creditor Party has obtained, utilised and retained that Tax Credit, the Creditor Party shall pay an amount to the Borrower which that Creditor Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
For purposes of this Clause:
"Tax Credit" means a credit against, relief or remission for, or repayment of any tax.
"Tax Deduction" means a deduction or withholding for or on account of tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by the Borrower to a Creditor Party under Clause 22.2 or a payment under this Clause 22.3.
22.4	Exclusion of tax on overall net income
In this Clause 22 "tax deduction" means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party's overall net income.
22.5	Application to Master Agreement
For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
23.	ILLEGALITY, ETC.
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an exisiting law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.
23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2, subject to the consent and participation of the Notifying Lender, the Creditor Parties shall use reasonable efforts to transfer the Notifying Lender's Commitment to a lending office in a jurisdiction not affected by the events described in Clause 23.1 and, if they are unable to successfully transfer the Notifying Lender's Commitment within a time frame selected in their discretion, the Notifying Lender's Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution on the last day of the then current Interest Period in accordance with clauses 8.10 and 8.11(a).
24.	INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or
(c)	the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the "Basel II Accord") or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company); or
(d)	the implementation or application of or compliance with Basel III or any law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Notifying Lender or any of its affiliates) is that the Notifying Lender (or a parent company of it), the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".
24.2	Meaning of "increased cost"
In this Clause 24, "increased cost" means, in relation to a Notifying Lender:
(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;
(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
24.3	Notification to Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrower shall pay to the Agent, not later than 5 days after the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).
24.7	Application of prepayment
Clause 8 shall apply in relation to the prepayment.
25.	SET-OFF
25.1	Application of credit balances
Each Creditor Party may without prior notice following the occurrence of an Event of Default:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
26.	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrower
The Borrower may not assign or transfer any of its rights, liabilities or obligations under any Finance Document.
26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, without needing the consent of the Borrower or any Security Party, cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b); or
(d)	all or part of its credit risk under this Agreement and the other Finance Documents, to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any other bank, or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 6 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document (other than the Master Agreement) is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than the Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;
(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document (other than the Master Agreement), the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.
26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and

Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrower and each Security Party irrevocably agree to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrower and/or any Security Party shall be required to effect any such transfer, the Borrower and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs or fees whatsoever (including for the avoidance of doubt and registration fee) to be borne by the Borrower or such Security Party.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; subrogation assignment
A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents (other than the Master Agreement) without the Borrower's prior consent and without serving a notice thereon and the Lenders may assign without the Borrower's prior consent and without serving a notice thereon, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them. The Borrower shall, and shall procure that each Security Party shall, do everything requested by the Agent or any Lender to assist and co-operate with that Lender to achieve a successful securitisation or similar transaction.
26.13	Sub-division, split, modification or re-tranching
Any Lender may, in its sole discretion, sub-divide, split, sever, modify or re-tranche its Contribution into one or more parts subject to the overall cost of its Contribution to the Borrower remaining unchanged, if such changes are necessary in order to achieve a successful execution of a securitisation, syndication or any other capital market exit in respect of its Contribution (or any applicable part thereof).
26.14	Disclosure of information
A Lender may, without the prior consent of the Borrower, the Corporate Guarantor or any other Security Party, disclose to a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants, any financial or other information which that Lender has received in relation to the Loan, the Borrower, the Corporate Guarantor and any other Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Loan by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and from banking confidentiality.
In the event any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant is not already bound by any legal obligation of secrecy or banking confidentiality, the Lender concerned shall require such other party to sign a confidentiality agreement. The Borrower shall, and shall procure that the Corporate Guarantor and any other Security Party shall:

(a)	provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer, syndication or sub-participation to be effected pursuant to this Clause 26; and
(b)	procure that the representatives of the Borrower, the Corporate Guarantor or any other Security Party, are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request following prior notice (to be served reasonably in advance) to the Borrower, the Corporate Guarantor or that Security Party.
The Borrower shall not, and shall ensure that no Security Party will, publish any details regarding the Loan or any of the Finance Documents without the Agent's prior written consent (which consent shall not be unreasonably withheld) it being agreed that the Guarantor (being a publicly listed company) may in any event disclose the basic details regarding the Loan to the US Securities and Exchange Commission (the "SEC") and otherwise in compliance with its SEC reporting obligations.
26.15	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.16	Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from, the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (other than the Master Agreement) to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;
except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	Replacement of a Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.
27.	VARIATIONS AND WAIVERS
27.1	Required consents
(a)	Subject to Clause 27.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Creditor Parties and the Borrower.
(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.
(c)	The Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.
27.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of "Majority Lenders" or "Finance Documents" in Clause 1.1 (Definitions);
(ii)	an extension to the date of payment of any amount under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;
(iv)	an increase in or an extension of any Lender's Commitment;
(v)	any provision which expressly requires the consent of all the Lenders; or
(vi)	Clause 3 (Position of the Lenders and Swap Banks), Clause 11.5 (Information provided to be accurate), 11.6 (Provision of financial statements), 11.7 (Form of financial statements), Clause 11.16 (Provision of Further Information), Clause 26 (Transfers and Changes in Lending Offices) or this Clause 27.2;
(vii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;
(viii)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents;
(ix)	an extension of the Availability Period;
(x)	change clauses 16.4 (Distribution of payment to Creditor Parties) and 22 (Grossing-up), may not be effected without the prior written consent of all Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee may not be effected without the consent of the Agent, the Arranger or the Security Trustee, as the case may be.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and, subject to Clause 27.4, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
27.4	Deemed consent
With respect to any amendment, variation, waiver, suspension or limit requested by any party to this Agreement and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the Agent) to determine whether to approve such action. A Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Agent within 10 days of that Lender's receipt of the Agent's notice or such other time as the Agent may state in the relevant notice as being the time available for approval of such action.
28.	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications. A notice by letter or fax shall be sent:
(a)	to the Borrower:	4 Messogiou & Evropis Street 151 24, Maroussi Greece Fax No: +30 211 1804097

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer

Certificate.
(c)	to the Agent and Security Trustee:	HSH Nordbank AG CRM Shipping Europe & Offshore Gerhart-Hauptm ann-Platz 50 20095 Ha,birg Germany Fax No : +49 40 3333 34118

(d)	to the Swap Bank:	Martensdamm 6 D-24103 Kiel Germany Fax No : +49 40 3333 34086

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice wsa served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Creditor Party or the Borrower or any other Security Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and, in the case of a communication to a Creditor Party, the relevant Creditor Party (or in the case of a communication to a Security Party, the relevant Security Party):
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender or the Swap Bank or the Borrower or any other Security Party will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or the Borrower or any other Security Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.8	English language
Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29.	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
29.3	Counterparts
A Finance Document may be executed in any number of counterparts.

29.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
29.5	Benefit and binding effect
The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.
30.	LAW AND JURISDICTION
30.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction
Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
30.3	Choice of forum for the exclusive benefit of the Creditor Parties
Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Disputes; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
30.4	Process agent
The Borrower irrevocably appoints Hill Dickinson Service (London) Limited at its registered office for the time being, presently at Irongate House, Duke's Place, London EC3A 7LP England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
30.5	Creditor Party rights unaffected
Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
30.6	Meaning of "proceedings" and "Dispute"
In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

 LENDERS AND COMMITMENTS
Lender	Lending Office	Commitment (Dollars)

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany	19,000,000

SCHEDULE 2

 DRAWDOWN NOTICE

To:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany Attention: [Loans Administration]	[•] 2015

DRAWDOWN NOTICE
2	We refer to the loan agreement (the "Loan Agreement") dated [•] 2015 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent, Mandated Lead Arranger, as Security Trustee and as Swap Bank in connection with a facility of up to US$19,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
3            We request to borrow as follows:
(a)	Amount of Advance: US$[•];
(b)	Drawdown Date: [•];
(c)	Duration of the first Interest Period shall be [•] months; and
(d)	Payment instructions: account in our name and numbered [•] with [•] of [•].
4            We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.
5            This notice cannot be revoked without the prior consent of the Majority Lenders.
6            [We authorise you to deduct the [0] fee(s) payable pursuant to in Clause(s) 20.1[•] and [•]].
[Name of Signatory]
[Director]
for and on behalf of
ULTRA ONE SHIPPING LTD

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

 PART A
The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.
1	A duly executed original of:
(a)	this Agreement;
(b)	the Master Agreement;
(c)	the Master Agreement Assignment;
(d)	the Corporate Guarantee;
(e)	the Agency and Trust Agreement; and
(f)	the Account Pledges.
2	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Corporate Guarantor and any other Security Party and any company registration documents in respect of the Borrower, the Corporate Guarantor or, any other Security Party (including, without limitation, any corporate register excerpts, if applicable) required by the Agent and a list of all members of the Group.
3	Copies of resolutions of the shareholders of the Borrower and of the directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.
4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, the Corporate Guarantor or any other Security Party.
5	Copies of any consents which the Borrower, the Corporate Guarantor or any other Security Party requires to enter into, or make any payment under, any Finance Document.
6	The originals of any mandates or other documents required in connection with the opening or operation of the Accounts.
7	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.
8	Any documents required by the Agent in respect of the Borrower, the Corporate Guarantor and any other Security Party to satisfy the Lenders' "know your customer" requirements.
9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of Liberia, the Republic of the Marshall Islands and such other relevant jurisdictions as the Agent may require.
10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b) required before the Drawdown Date. In Part B of this Schedule 3, the following definitions have the following meanings:
1	A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment relating to any Assignable Charter (and of each document to be delivered by each of them) each in respect of the Ship.
2	Documentary evidence that on the Delivery Date:
(a)	the Ship has been unconditionally delivered by the Sellers accepted by, the Borrower under the Building Contract, and the Contract Price payable thereunder (in addition to the part to be financed by the Advance) has been duly paid in full (together with a copy of each of the documents delivered by the Sellers to the Borrower under the Building Contract (including, but not limited to the bill of sale, the commercial invoice and the protocol of delivery and acceptance));
(b)	the Ship is definitively and permanently registered in the name of the Borrower under an Approved Flag in accordance with the laws of the applicable Approved Flag State;
(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(d)	the Ship maintains the class specified in Clause 14.3(b) with a first class classification society which is a member of IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;
(e)	the Mortgage relating to the Ship has been duly registered or recorded against the Ship as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the applicable Approved Flag State;
(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and
(g)	if the Ship is subject to an Assignable Charter, the Ship is delivered to the relevant charterer in accordance with the terms of that Assignable Charter.
3	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Managers on terms acceptable to the Lenders, together with:
(a)	the Approved Managers' Undertaking relative thereto; and
(b)	copies of the Approved Managers' Document of Compliance and evidence of issuance on the Delivery Date and of the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires).
4	The Initial Market Value of the Ship prepared pursuant to Clause 15.3, stated to be for the purposes of this Agreement, which shows a value of the Ship in an amount which will be sufficient to satisfy the Borrower's obligations under Clause 15.1.
5	A certified true copy of any Assignable Charter applicable to the Ship duly executed by the parties thereto and a certified true copy of the Building Contract.
6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Approved Flag State and such other relevant jurisdictions as the Agent may require.

7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may reasonably require.
8	Evidence satisfactory to the Agent that the Minimum Liquidity and Additional Minimum Liquidity amounts are each standing to the credit of the Liquidity Account pursuant to Clause 11.19.
9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
10	Evidence satisfactory to the Agent of payment of all fees due and payable in accordance with Clause 9 of this Agreement.
Each of the documents specified in paragraphs 3 and 4 of Part A shall be notarised or legalised by the relevant competent authority and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower by an attorney-at-law.

SCHEDULE 4

 MANDATORY COST FORMULA
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Advance) and will be expressed as a percentage rate per annum.
3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.
4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:
E x 0.01	per cent. per annum
300
Where:
E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:
(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and
(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Agent, the Reference Banks shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by the Reference Banks to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Banks as being the average of the Fee Tariffs applicable to the Reference Banks for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Banks.
7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its lending office; and
(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.
8	The rates of charge of the Reference Banks for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.
9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Banks pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Banks pursuant to paragraphs 3, 6 and 7 above.
11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.
12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 5

 DESIGNATION NOTICE
To:	Ultra One Shipping Ltd [•]

-and-

HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany Attention: [Loans Administration]

[date]
Dear Sirs
Loan Agreement dated [•] 2015 (the "Loan Agreement") and made between (i) Ultra One Shipping Ltd as Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Mandated Lead Arranger, Swap Bank and Security Trustee
Words and expressions defined in the Loan Agreement shall be used in this Designation Notice. We refer to:
1	the Loan Agreement;
2	the Master Agreement dated as of [•] made between yourselves and the Swap Bank; and
3	a Confirmation delivered pursuant to the said Master Agreement dated [•] and addressed by the Swap Bank to yourselves.
In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully
_____________________________
for and on behalf of
HSH NORDBANK AG
(as Swap Bank)

SCHEDULE 6

 TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	HSH Nordbank AG for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.
[•]

1	This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2015 and made between (1) Ultra One Shipping Ltd (the "Borrower") as Borrower, (2) the banks and financial institutions named therein as Lenders, (3) HSH Nordbank AG as Swap Bank, (4) HSH Nordbank AG as Agent (5) HSH Nordbank AG as Mandated lead Arranger and (6) HSH Nordbank AG as Security Trustee for a loan facility of up to US$19,000,000.
2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:
"Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;
"Transferor" means [full name] of [lending office]; and
"Transferee" means [full name] of [lending office].
3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [•] per cent. of its Contribution, which percentage represents $[•].
5	By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.
7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.
8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Mandated Lead Arranger, the Security Trustee, any Lender or the Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Mandated Lead Arranger, the Security Trustee, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent, the Mandated Lead Arranger and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee and/or the Mandated Lead Arranger in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's, the Mandated Lead Arranger's or the Security Trustee's own officers or employees.
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent, the Mandated Lead Arranger or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent, the Mandated Lead Arranger or the Security Trustee for the full amount demanded by it.
[Name of Transferor] [Name of Transferee]

By:	By:
Date:	Date:
Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
 HSH Nordbank AG
By:
Date:

Administrative Details of Transferee
Name of Transferee:

Lending Office:

Contact
(Loan Administration Department):	Person

Telephone:

Fax:

Contact
(Credit Administration Department):	Person

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 7

 POWER OF ATTORNEY
Know all men by these presents that ULTRA ONE SHIPPING LTD (the "Company"), a company incorporated in the Republic of Liberia and having its registered address at 90 Broad Street, Monrovia, Liberia irrevocably and by way of security appoints HSH Nordbank AG (the "Attorney") of Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany its attorney, to act in the name of the Company and to exercise any right, entitlement or power of the Company in relation to [name of classification society] (the "Classification Society") and/or to the classification records of any vessel owned, controlled or operated by the Company including, without limitation, such powers or entitlement as the Company may have to inspect the class records and any files held by the Classification Society in relation to any such vessel and to require the Classification Society to provide to the Attorney or to any of its nominees any information, document or file which the Attorney may request
Ratification of actions of attorney. For the avoidance of doubt and without limiting the generality of the above, it is confirmed that the Company hereby ratifies any action which the Attorney takes or purports to take under this Power of Attorney and the Classification Society shall be entitled to rely hereon without further enquiry.
Delegation. The Attorney may exercise its powers hereunder through any officer or through any nominee and/or may sub-delegate to any person or persons (including a Receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Attorney hereunder, and may do so on terms authorising successive sub-delegations.
this Power of Attorney was executed by the Company as a Deed on [date].]
EXECUTED as a DEED by	)
ULTRA ONE SHIPPING LTD	)
acting by two directors or one director	)
and the company secretary	)
Director:..................................................
Director/Secretary::..................................................

SCHEDULE 8

 FORM OF COMPLIANCE CERTIFICATE

To:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

[•]201[•]
Dear Sirs,
We refer to a loan agreement dated [•] 2015 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $19,000,000.
Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.
The Borrower and the Corporate Guarantor represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], the Borrower and the Corporate Guarantor each confirm compliance with the minimum liquidity requirements set out in Clause 11.19 [,] [and] the minimum security cover requirement set out in Clause 15.1 [and][list here any other financial covenants which are applicable to the relevant transaction], of the Loan Agreement for the [6-month] period ending on the date of this certificate
We now certify that, as at [•]:
(a)	the aggregate of the Minimum Liquidity amount standing to the credit of the Liquidity Account is $[•];
(b)	the aggregate of the Additional Minimum Liquidity amount standing to the credit of the Liquidity Account is $[•];
(c)	the ratio set out in Clause 15.1 is at [•] per cent.; and
(d)	[list here any other applicable financial covenants from the Corporate Guarantee].
This certificate shall be governed by, and construed in accordance with, English law.

Chief Financial Officer for and on behalf of Euroseas Ltd.	Director for and on behalf of Ultra One Shipping Ltd

Director for and on behalf of Ultra One Shipping Ltd

EXECUTION PAGES
BORROWER

SIGNED by	)
Stefania Karmiri	)	/s/ Stefania Karmiri
for and on behalf of	)
ULTRA ONE SHIPPING LTD	)
in the presence of:
/s/ Panagiota Gemona

PANAGIOTA GEMONA ATTORNEY-AT-LAW WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS-GREECE

LENDERS

SIGNED by	)
Georgia Asimakopoulos	)	/s/ Georgia Asimakopoulos
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Panagiota Gemona

SWAP BANK

SIGNED by	)
Georgia Asimakopoulos	)	/s/ Georgia Asimakopoulos
for an onbehalf of	)
HSH NORDBANK AG	)
in the presence of:	)
/s/ Panagiota Gemona

AGENT

SIGNED by	)
Georgia Asimakopoulos	)	/s/ Georgia Asimakopoulos
for an onbehalf of	)
HSH NORDBANK AG	)
in the presence of	)
/s/ Panagiota Gemona

MANDATED LEADLEAD ARRANGER

SIGNED by	)
Georgia Asimakopoulos	)	/s/ Georgia Asimakopoulos
for an onbehalf of	)
HSH NORDBANK AG	)
in the presence of	)
/s/ Panagiota Gemona

PANAGIOTA GEMONA ATTORNEY-AT-LAW WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS-GREECE

SECURITY TRUSTEE

SIGNED by	)
Georgia Asimakopoulos	)	/s/ Georgia Asimakopoulos
for an onbehalf of	)
HSH NORDBANK AG	)
in the presence of	)
/s/ Panagiota Gemona

PANAGIOTA GEMONA ATTORNEY-AT-LAW WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS-GREECE
)